UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    )*

Meru Networks, Inc.
(Name of Issuer)
Common Stock, par value $0.0005 per share
(Title of Class of Securities)
59047Q 10 3
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	59047Q 10 3

1	NAMES OF REPORTING PERSONS Tenaya Capital IV, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		438,247 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		438,247 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	438,247 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.7%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This statement on Schedule 13G is filed by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP, Tenaya Capital IV-C, LP, Tenaya Capital IV Annex GP, LLC, Tenaya Capital IV GP, LP, Tenaya Capital IV GP, LLC, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul (collectively, the “Reporting Persons”). These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Consists of 363,761 shares of Common Stock and 74,486 shares of Common Stock issuable upon currently exercisable warrants held directly by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.
(3) This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

CUSIP No.	59047Q 10 3

1	NAMES OF REPORTING PERSONS Tenaya Capital IV Annex GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		438,247 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		438,247 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	438,247 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.7%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Consists of 363,761 shares of Common Stock and 74,486 shares of Common Stock issuable upon currently exercisable warrants held directly by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.
(3) This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

CUSIP No.	59047Q 10 3

1	NAMES OF REPORTING PERSONS Tenaya Capital IV-P, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		352,832 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		352,832 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	352,832 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.2%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Consists of 292,862 shares of Common Stock and 59,970 shares of Common Stock issuable upon currently exercisable warrants held directly by Tenaya Capital IV-P, LP. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.
(3) This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

CUSIP No.	59047Q 10 3

1	NAMES OF REPORTING PERSONS Tenaya Capital IV-C, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		338,578 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		338,578 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	338,578 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.1%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Consists of 281,030 shares of Common Stock and 57,548 shares of Common Stock issuable upon currently exercisable warrants held directly by Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.
(3) This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

CUSIP No.	59047Q 10 3

1	NAMES OF REPORTING PERSONS Tenaya Capital IV GP, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		691,410 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		691,410 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	691,410 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.3%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Consists of (i) 352,832 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (ii) 338,578 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.
(3) This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

CUSIP No.	59047Q 10 3

1	NAMES OF REPORTING PERSONS Tenaya Capital IV GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		691,410 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		691,410 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	691,410 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.3%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Consists of (i) 352,832 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (ii) 338,578 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.
(3) This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

CUSIP No.	59047Q 10 3

1	NAMES OF REPORTING PERSONS Thomas Banahan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,129,657 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,129,657 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,129,657 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑ (3)

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.0%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1) This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Consists of (i) 438,247 shares of Common Stock beneficially owned by Tenaya Capital IV, LP, (ii) 352,832 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (iii) 338,578 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.
(3) The shares reported herein do not include 175,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by Lehman Brothers Venture Capital Partners II, L.P. (“LBVCP”). Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.
(4) This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

CUSIP No.	59047Q 10 3

1	NAMES OF REPORTING PERSONS Benjamin Boyer

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,129,657 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,129,657 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,129,657 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑ (3)

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.0%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1) This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Consists of (i) 438,247 shares of Common Stock beneficially owned by Tenaya Capital IV, LP, (ii) 352,832 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (iii) 338,578 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.
(3) The shares reported herein do not include 175,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by LBVCP. Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.
(4) This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

CUSIP No.	59047Q 10 3

1	NAMES OF REPORTING PERSONS Stewart Gollmer

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,129,657 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,129,657 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,129,657 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑ (3)

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.0%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1) This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Consists of (i) 438,247 shares of Common Stock beneficially owned by Tenaya Capital IV, LP, (ii) 352,832 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (iii) 338,578 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.
(3) The shares reported herein do not include 175,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by LBVCP. Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.
(4) This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

CUSIP No.	59047Q 10 3

1	NAMES OF REPORTING PERSONS Brian Melton

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,129,657 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,129,657 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,129,657 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑ (3)

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.0%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1) This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Consists of (i) 438,247 shares of Common Stock beneficially owned by Tenaya Capital IV, LP, (ii) 352,832 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (iii) 338,578 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.
(3) The shares reported herein do not include 175,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by LBVCP. Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.
(4) This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

CUSIP No.	59047Q 10 3

1	NAMES OF REPORTING PERSONS Brian Paul

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,129,657 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,129,657 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,129,657 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑ (3)

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.0%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1) This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Consists of (i) 438,247 shares of Common Stock beneficially owned by Tenaya Capital IV, LP, (ii) 352,832 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (iii) 338,578 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP share power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.
(3) The shares reported herein do not include 175,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by LBVCP. Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.
(4) This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.0005 per share (“Common Stock”), of Meru Networks, Inc. (the “Issuer”).

Item 1(a).	Name of Issuer:

Item 1(b).	Address of Issuer’s Principal Executive Officers:
Meru Networks, Inc.
894 Ross Drive
Sunnyvale, California 94089

Item 2(a).	Name of Person(s) Filing:
Tenaya Capital IV, LP
Tenaya Capital IV Annex GP, LLC
Tenaya Capital IV-P, LP
Tenaya Capital IV-C, LP
Tenaya Capital IV GP, LP
Tenaya Capital IV GP, LLC
Thomas Banahan
Benjamin Boyer
Stewart Gollmer
Brian Melton
Brian Paul

Item 2(b).	Address of Principal Business Office:
Tenaya Capital
2965 Woodside Road, Suite A
Woodside, California 94062

Item 2(c).	Citizenship:

Tenaya Capital IV, LP	Delaware, United States of America
Tenaya Capital IV Annex GP, LLC	Delaware, United States of America
Tenaya Capital IV-P, LP	Delaware, United States of America
Tenaya Capital IV-C, LP	Delaware, United States of America
Tenaya Capital IV GP, LP	Delaware, United States of America
Tenaya Capital IV GP, LLC	Delaware, United States of America
Thomas Banahan	United States of America
Benjamin Boyer	United States of America
Stewart Gollmer	United States of America
Brian Melton	United States of America
Brian Paul	United States of America

Item 2(d).	Title of Class of Securities:
Common Stock, par value $0.0005 per share.

Item 2(e).	CUSIP Number:
59047Q 10 3

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010:

		Shares
	Shares of	Underlying
	Common	Exercisable	Shared	Shared
	Stock	Warrants	Voting	Dispositive	Beneficial	Percentage of
Reporting Persons	Held Directly	Held Directly	Power (1)	Power (1)	Ownership (1)	Class (1)(3)
Tenaya Capital IV, LP	363,761	74,486	438,247	438,247	438,247	2.7%
Tenaya Capital IV Annex GP, LLC (2)	0	0	438,247	438,247	438,247	2.7%
Tenaya Capital IV-P, LP	292,862	59,970	352,832	352,832	352,832	2.2%
Tenaya Capital IV-C, LP	281,030	57,548	338,578	338,578	338,578	2.1%
Tenaya Capital IV GP, LP (2)	0	0	691,410	691,410	691,410	4.3%
Tenaya Capital IV GP, LLC (2)	0	0	691,410	691,410	691,410	4.3%
Thomas Banahan	0	0	1,129,657	1,129,657	1,129,657	7.0%
Benjamin Boyer	0	0	1,129,657	1,129,657	1,129,657	7.0%
Stewart Gollmer	0	0	1,129,657	1,129,657	1,129,657	7.0%
Brian Melton	0	0	1,129,657	1,129,657	1,129,657	7.0%
Brian Paul	0	0	1,129,657	1,129,657	1,129,657	7.0%

(1)
Represents the number of shares of Common Stock beneficially owned by the Reporting Person as of December 31, 2010. The shares reported herein do not include 175,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by LBVCP. Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.

(2)
Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)
This percentage is calculated based upon 16,054,078 shares of the Common Stock outstanding as of October 29, 2010 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

Item 5.	Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:
Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
Not applicable.

Item 8.	Identification and Classification of Members of the Group:
Not applicable.

Item 9.	Notice of Dissolution of Group:
Not applicable.

Item 10.	Certification:
Not applicable.

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: March 16, 2011

TENAYA CAPITAL IV, LP		TENAYA CAPITAL IV GP, LLC
By:	Tenaya Capital IV Annex GP, LLC
Its:	General Partner	By:	/s/ Dave Markland

Dave Markland as Attorney-in-fact

By:	/s/ Dave Markland

Dave Markland as Attorney-in-fact
/s/ Dave Markland

TENAYA CAPITAL IV ANNEX GP, LLC		Thomas Banahan by Dave Markland as Attorney-in-fact

By:	/s/ Dave Markland

Dave Markland as Attorney-in-fact
/s/ Dave Markland

TENAYA CAPITAL IV-P, LP		Benjamin Boyer by Dave Markland as Attorney-in-fact
By:	Tenaya Capital IV GP, LP
Its:	General Partner
By:	Tenaya Capital IV GP, LLC
Its:	General Partner	/s/ Dave Markland

Stewart Gollmer by Dave Markland as Attorney-in-fact
By:	/s/ Dave Markland
Dave Markland as Attorney-in-fact

TENAYA CAPITAL IV-C, LP		/s/ Dave Markland

By:	Tenaya Capital IV GP, LP	Brian Melton by Dave Markland as Attorney-in-fact
Its:	General Partner
By:	Tenaya Capital IV GP, LLC
Its:	General Partner	/s/ Dave Markland

Brian Paul by Dave Markland as Attorney-in-fact
By:	/s/ Dave Markland
Dave Markland as Attorney-in-fact

TENAYA CAPITAL IV GP, LP
By:	Tenaya Capital IV GP, LLC
Its:	General Partner

By:	/s/ Dave Markland

Dave Markland as Attorney-in-fact
Exhibit(s):

99.1:	Joint Filing Statement

Exhibit A:	Power of Attorney